Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-168135 of (1) our report dated February 18, 2010 relating to the consolidated financial statements of Energy Future Holdings Corp. (“EFH Corp.”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to EFH Corp. completing its merger with Texas Energy Future Merger Sub Corp. and becoming a subsidiary of Texas Energy Future Holdings Limited Partnership on October 10, 2007) and (2) our report dated February 24, 2010 (May 27, 2010 as to the effects of the retrospective adoption of amended consolidation accounting standards related to variable interest entities) relating to the consolidated financial statements of Energy Future Intermediate Holding Company LLC (“Intermediate Holding”) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to EFIH’s adoption of amended consolidation accounting standards related to variable interest entities effective January 1, 2010, on a retrospective basis, and Intermediate Holding as a wholly-owned subsidiary of EFH Corp., which was merged into Texas Energy Future Merger Sub Corp on October 10, 2007) appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the references to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 2, 2010